Exhibit 3.2

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

AQUILEX HOLDINGS LLC

Limited Liability Company Agreement (this “Agreement”) entered into as of December 15, 2008, by Aquilex Holdings LLC (the “Company”), a Delaware limited liability company, and Aquilex Acquisition Sub III, LLC, a Delaware limited liability company, as sole member (the “Member”).

W I T N E S S E T H

WHEREAS, the Company was formed on December 21, 2006 pursuant to the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, the Company and Harvest Partners IV, L.P. entered into that certain Limited Liability Company Agreement of the Company, dated as of December 21, 2006 (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was duly amended and restated in its entirety on January 31, 2007 (the “Amended LLC Agreement”);

WHEREAS, the Company and the Members entered into an amendment to the Amended LLC Agreement on December 2, 2008 (the “First Amendment”);

WHEREAS, the Company and the Members entered into an amendment to the Amended LLC Agreement, as amended by the First Amendment, on December 14, 2008 (the “Second Amendment”);

WHEREAS, the Company and the Member desire to amend and restate the Amended LLC Agreement, as amended by the First Amendment and the Second Amendment, in its entirety as set forth herein;

WHEREAS, the Member desires to become the sole member of the Company for, among other things, the purpose of acquiring, holding and disposing, directly or indirectly, capital stock of the Company and of any Person held by the Company, and for any purpose necessary, convenient or incidental to the conduct, promotion or attainment of such purpose;

WHEREAS, the Member has concluded that such business may be conducted most effectively in the form of a limited liability company; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

1. Purpose. The Company may engage in any lawful business, purpose or activity within the purposes for which a limited liability company may be formed under the Act.

2. Registered Office. From and after the Closing, as defined in the Unit Purchase Agreement, the address of the registered office of the Company shall be c/o OTPPB, 5650 Yonge Street, Toronto, Ontario M2M 4H5 Canada.

3. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

4. Member. The name of the Member is as set forth above in the preamble to this Agreement.

5. Powers. The business and affairs of the Company will always be managed exclusively by the Member and the Company may not appoint a board of directors, or any comparable governing body, to control or manage its business or affairs. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein; provided that no action shall be taken if such action would contravene or cause a default under the Pension Benefits Act (Ontario), the regulations thereunder or any other legislation to which the Member or Ontario Teachers’ Pension Plan Board is subject. Russell Hammond and Darren Smart are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements hereto and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

6. Term and Dissolution. The term of the Company shall continue perpetually, unless the Company is dissolved in accordance with the provisions of the Act and this Agreement. The Company shall be dissolved, and its affairs shall be wound up in accordance with the Act upon the first to occur of the following: (a) the written consent of the Member and (b) entry of a decree of judicial dissolution under Section 18-802 of the Act.

7. Admission. The Member is hereby deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.

8. Capital Contributions. The Member may, in its sole discretion, make capital contributions to the Company.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

11. Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member and upon request by such additional member that the records of the Company reflect such admission.

12. Certificated Interests. The Company shall issue certificates of limited liability company interests evidencing ownership of limited liability company interests of the Company (“Units”) by any member. All Units shall be evidenced by a certificate in the form attached hereto as Annex A and recorded in the share register of the Company.

13. UCC. Each Unit shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

14. Management. The Company will be managed solely and exclusively by the Member. The Member will have the sole authority to bind the Company. Notwithstanding anything to the contrary contained herein, the Member may, from time to time, appoint such officers of the Company to hold such positions and with such powers as the Member from time to time shall deem necessary or desirable.

15. Limited Liability and Indemnification. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, nor any employee or agent of the Company shall be obligated personally for any such debt, obligation or liability of the Company, or for any debt, obligation or liability of any other member, employee or agent of the Company, solely by reason of being a member or acting as a manager, employee or agent of the Company.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

17. Treatment for Tax Purposes. The Company will file an election to be treated as an association taxable as a corporation pursuant to Treasury Regulations section 301.7701-3 and pursuant to all similar state or local provisions and will not take any action that is inconsistent with such treatment.

18. Assignment. (a) Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto. Neither this

Agreement, nor the rights and obligations hereunder, is assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the Member; notwithstanding the foregoing the Member may pledge or grant a security interest in this Agreement.

(b) Upon the acquisition of 100% of the limited liability company interest owned by the Member by any individual or entity, all of the Member’s rights under this Agreement shall be automatically assigned to such individual or entity and such individual or entity shall thereafter be deemed to be the “Member” hereunder without any further action on his, her or its part.

19. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned Member, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

AQUILEX ACQUISITION SUB III, LLC.

By	/s/ Russell Hammond
	Name:	Russell Hammond
	Title:	Authorized Person